UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 29540


                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                                  Anicom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    035250109
      --------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 035250109                                            Page 2 of 6 Pages

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Alan B. Anixter
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)
                                                                      (b) X
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------- ------------------------------------------------------------------
   NUMBER OF SHARES          5      SOLE VOTING POWER
 BENEFICIALLY OWNED BY
 EACH REPORTING PERSON
         WITH
                                             185,002(1)
                         ---------- --------------------------------------------
                             6      SHARED VOTING POWER
                                             0
                         ---------- --------------------------------------------
                             7      SOLE DISPOSITIVE POWER
                                             185,002(1)
                         ---------- --------------------------------------------
                            8      SHARED DISPOSITIVE POWER
                                             0
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       185,002(1)
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                9
                       No
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                       0.8%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
                       IN
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 6 Pages

Item 1(a)         Name of Issuer:

                           Anicom, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                           6133 North River Road
                           Suite 1000
                           Rosemont, Illinois  60018-5171

Item 2(a)         Name of Person Filing:

                           Alan B. Anixter

Item 2(b)         Address of Principal Business Office:

                           6133 North River Road
                           Suite 1000
                           Rosemont, Illinois  60018-5171

Item 2(c)         Citizenship:

                           United States

Item 2(d)         Title of Class of Securities:

                           Common Stock, par value $.001 per share

Item 2(e)         CUSIP Number

                           035250109

Item 3.  Type of Person:

                           Not Applicable

                               Page 3 of 6 Pages

Item 4.  Ownership:

                  (a)      Amount Beneficially Owned:

                           185,002(1)


                  (b)      Percent of Class:

                           0.8%


                  (c)      Number of shares as to which person has:

                           (i)      sole power to vote or to direct the vote:
                                    185,002(1)

                           (ii)     shared power to vote or to direct the
                                    vote:  0

                           (iii) sole power to dispose or to direct the disposition of: 185,002(1)

                           (iv) shared power to dispose or to direct the disposition of: 0



                               Page 4 of 6 Pages

Item 5.  Ownership of Five Percent or less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: X

Item 6.  Ownership of More than Five Percent on Behalf of
                  Another Person:

                           Not Applicable

Item 7.  Identification and Classification of the Subsidiary
                  Which Acquired the Security Being Reported on By the Parent Holding Company:

                           Not Applicable

Item 8.  Identification and Classification of Members of the
                  Group:

                           Not Applicable

Item 9.  Notice of Dissolution of Group:

                           Not Applicable

Item 10. Certification:

                           Not Applicable



_________________________________________
(1) Includes 85,000 shares which Mr. Anixter has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options.

(2) Excludes 50,000 shares held in trust for the benefit of one of Mr. Anixter's family members for which Mr. Anixter disclaims beneficial ownership. The inclusion of such shares in item 4(c) shall not be construed as an admission that Mr. Anixter, for the purpose of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934 or otherwise, is the beneficial owner of such securities. Mr. Anixter has sole power to direct the vote of the securities and sole power to dispose of the securities.


                               Page 5 of 6 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 1998



                                                   /s/ ALAN B. ANIXTER
                                                   -------------------
                                                    Alan B. Anixter




                               Page 6 of 6 Pages